Exhibit 21.1
NorthStar Realty Finance Corp.
List of Significant Subsidiaries

Entity Name	Formation Jurisdiction
NorthStar Realty Finance Limited Partnership	Delaware
NRFC Sub-REIT Corp.	Maryland